ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-132747
Dated April 30, 2008

At UBS, innovation is nothing new. For more than 140 years, we’ve been developing creative solutions by obtaining a deep understanding of our clients’ goals to help them meet their financial objectives.

The UBS Bloomberg Constant Maturity Commodity Index (CMCI) is an example of this innovation. A fully representative benchmark for the commodities asset class, CMCI allows investors to diversify across both commodities and the futures curve.

And with the recent launch of our ETN platform, UBS Exchange Traded Access Securities (UBS E-TRACS), our clients can now easily access diversification opportunities within complex and previously unavailable markets. Our first ETN products are linked to eight different CMCI indices, pairing innovative solutions with investors’ needs. It’s part of a relationship we call “You & Us”.

For more information, please contact us at +1-877-ETRACS 5 or e-tracs@ubs.com.

www.ubs.com/e-tracs

This material is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security or derivative product. In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker-dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. © UBS 2008. All rights reserved.

UBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents that UBS has filed with the SEC for more complete information about UBS and the offerings to which this communication relates.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, you can request the prospectus and any applicable prospectus supplement by calling UBS toll-free (+1-800-722-7370).